                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          EDUTREK INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    [EDUTREK INTERNATIONAL, INC. LETTERHEAD]





                                  June 2, 2000




Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of your Company, which will be held on Friday, June 23, 2000 at 10:00 a.m., Eastern Time, at the Company's offices at 6600 Peachtree-Dunwoody Road, Embassy Row 500, Atlanta, Georgia.

         The formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to be acted upon. Time will be provided during the meeting for discussion and you will have an opportunity to ask questions about your Company.

         Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed notice of the meeting and proxy statement, please complete, sign, date and return the enclosed proxy card at your earliest convenience. Returning the signed and dated proxy card will not prevent you from voting in person at the meeting should you later decide to do so.

                                             Sincerely,

                                             /s/ Steve Bostic

                                             Steve Bostic
                                             Chairman of the Board
                                             and Chief Executive Officer

                           EDUTREK INTERNATIONAL, INC.
                          6600 Peachtree-Dunwoody Road
                                 Embassy Row 500
                             Atlanta, Georgia 30328

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held June 23, 2000

         To the Holders of Common Stock of EDUTREK INTERNATIONAL, INC.:

        Notice is hereby given that the Annual Meeting of Shareholders of EduTrek International, Inc., a Georgia corporation (the "Company"), will be held at the Company's offices at 6600 Peachtree-Dunwoody Road, Embassy Row 500, Atlanta, Georgia 30328 on Friday, June 23, 2000 at 10:00 a.m. Eastern Time for the following purposes:

(1) To elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors have been elected and qualified;

(2) To transact such other business as may be properly brought before the meeting or any adjournments or postponements thereof.

        Only shareholders of record as of the close of business on May 8, 2000 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

                                             By Order of the Board of Directors

                                             /s/ David J. Horn

                                             David J. Horn
                                             Secretary
Atlanta, Georgia
June 2, 2000

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                           EDUTREK INTERNATIONAL, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                  June 23, 2000
                 ----------------------------------------------

                                 PROXY STATEMENT
                 ----------------------------------------------

        This proxy statement and form of proxy, which are first being mailed to shareholders on or about June 2, 2000, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of EduTrek International, Inc. (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at the Company's offices at 6600 Peachtree-Dunwoody Road, Embassy Row 500, Atlanta, Georgia, on Friday June 23, 2000, at 10:00 a.m. Eastern Time and at any or all adjournments or postponements thereof. The address of the principal executive offices of the Company is 6600 Peachtree-Dunwoody Road, Embassy Row 500, Atlanta, Georgia 30328 and the Company's telephone number is (404) 965-8000.

        The cost of this solicitation will be borne by the Company. In addition to the mails, proxies may be solicited by officers and regular employees of the Company, without remuneration, by personal interviews, telephone and facsimile. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners of stock entitled to vote at the meeting, and such persons will be reimbursed for the out-of-pocket expenses incurred by them in this connection.

        Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted and will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted FOR the election of the nominees for director named herein, and on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. For the purpose of determining the number of shares voting on a particular proposal, abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting.

        Only shareholders of record at the close of business on May 8, 2000 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. As of May 8, 2000, the Company had outstanding 4,535,095 shares of Class A Common Stock and 7,359,667 shares of Class B Common Stock. Each share of Class A Common Stock issued and outstanding on the Record Date is entitled to one vote while each share of Class B Common Stock issued and outstanding on the Record Date is entitled to ten votes.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Based solely on information made available to the Company, the following table sets forth certain information as of May 8, 2000 with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than five percent (5%) of any class of outstanding Common Stock of the Company, (ii) each director of the Company,
(iii) each of the executive officers of the Company named in the Summary Compensation table on page 6 of this Proxy Statement, and (iv) all directors and executive officers of the Company as a group. Steve Bostic, the Company's Chairman and Chief Executive Officer, and certain of his affiliates, are the only holders of Class B Common Stock. Such shares are entitled to ten votes per share. If at any time any shares of Class B Common Stock are beneficially owned by any person other than Mr. Bostic (or entities controlled by him) or upon his death, such shares automatically convert to an equal number of shares of Class A Common Stock.


                                  Shares Beneficially Owned(1)     Percent of Class      Percent of
                                  --------------------------      -------------------   Total Voting
Beneficial Owner                  Class A            Class B      Class A     Class B      Power
----------------                  -------          ---------      -------     -------   -------------
Steve Bostic ...............       42,000(2)       4,493,517(3)        *         61.1%    57.6%
Alice Bostic ...............           --          2,866,150          --         38.9     36.7
Stratford Capital Partners,
 L.P.(4)....................      444,318                 --         9.8%          --        *
Oregon Public Employees'
 Retirement Fund............      425,000(5)              --         9.4           --        *
Firstar Corporation ........      362,500(6)              --         8.0           --        *
State Retirement and Pension
 System of Maryland.........      255,000(7)              --         5.6           --        *
Frank Russell Company ......      230,000(8)              --         5.0           --        *
Paul D. Beckham ............        8,000(9)              --           *           --        *
Fred C. Davison ............        4,350(9)              --           *           --        *
Ronald P. Hogan ............        8,300(10)             --           *           --        *
Gaylen D. Kemp .............        4,200(9)              --           *           --        *
Gerald Tellefsen ...........        5,800(10)             --           *           --        *
J. Robert Fitzgerald .......        6,800(10)             --           *           --        *
Barbara S. Butterfield(11) .       18,000                 --           *           --        *
Tina A. Garrison ...........        6,000(12)             --           *           --        *
Daniel D.  Moore(13) .......           --                 --           *           --        *
Rafael A. Lago .............       11,400(14)             --           *           --        *
All executive officers and
 directors as a group
 (11 persons) ..............       86,850(15)      4,493,517         1.8%        61.1%    57.6%

----------------------------
         *Less than 1%.

(1) Unless otherwise indicated, each person has sole voting and investment power as to all such shares. Shares of Common Stock underlying exercisable options to purchase Common Stock are deemed to be outstanding for the purpose of computing the outstanding Common Stock owned by the particular person and by the group, but are not deemed outstanding for any other purpose.
(2) Shares held by The Bostic Family Foundation, Inc. over which Mr. Bostic exercises voting and investment power.

(3) Includes 602,700 shares of Class B Common Stock owned by the Bostic Family Limited Partnership over which Mr. Bostic exercises voting and investment power. Mr. Bostic's business address is 6600 Peachtree-Dunwoody Road, Embassy Row 500, Atlanta, Georgia 30328.
(4) The business address of Stratford Capital Partners, L.P. is 200 Crescent Court, 16th Floor, Dallas, Texas 75201.
(5) Based upon a Schedule 13G dated February 22, 2000 filed by Oregon Public Employees' Retirement Fund ("OPER"). The Schedule 13G reports that OPER shares voting and dispositive power with respect to 425,000 shares. The Company makes no representation as to the accuracy or completeness of the information reported. The business address of OPER is 100 Labor and Industries Building, 350 Winter Street, Salem, Oregon 97310.
(6) Based upon a Schedule 13G/A dated February 14, 2000 filed by Firstar Corporation ("Firstar"), Firstar Investment Research & Management Co., LLC and Firstar MicroCap Fund. The Schedule 13G/A states that Firstar and Firstar Investment Research & Management Co., LLC have sole voting and dispositive power with respect to 362,500 shares and that Firstar MicroCap Fund has sole voting and dispositive power with respect to 309,500 shares. The Firstar MicroCap Fund is an open-end investment company, the advisor of which is Firstar Investment Research & Management Co., LLC. Firstar filed another Schedule 13G/A on May 12, 2000 which indicates that it no longer beneficially owns any shares of Common Stock of the Company. The Company makes no representation as to the accuracy or completeness of the information reported. The business address of Firstar, Firstar Investment Research & Management Co., LLC and Firstar MicroCap Fund is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.
(7) Based upon a Schedule 13G dated February 10, 1999 filed by the State Retirement and Pension System of Maryland ("SRPSM"). The Schedule 13G states that SRPSM has sole voting and shared dispositive power with respect to the shares. The 13G also states that Wellington Management Company, LLP acts as investment advisor to SRPSM. The Company makes no representation as to the accuracy or completeness of the information reported. The business address of SRPSM is 301 West Preston Street, Room 901-A, Baltimore, Maryland 21201.
(8) Based upon a Schedule 13G dated February 16, 2000 filed by Frank Russell Company ("FRC"). The Schedule 13G reports that FRC has sole voting power and shared dispositive power with respect to 230,000 shares. It also reports that all such shares are owned by the Equity II Fund of Frank Russell Trust Company, a non depository trust company. FRC is the parent of Frank Russell Trust Company. The Company makes no representations as to the accuracy or completeness of the information reported. The business address of FRC is 909 A Street, Tacoma, Washington 98402.
(9) Includes 4,000 shares of Class A Common Stock subject to presently exercisable stock options.
(10) Includes 3,300 shares of Class A Common Stock subject to presently exercisable stock options.
(11) Ms. Butterfield resigned all positions with the Company effective December 31, 1999.
(12) Represents shares of Class A Common Stock subject to presently exercisable stock options.
(13) Mr. Moore resigned all positions with the Company effective September 30, 1999.
(14) Includes 5,600 shares of Class A Common Stock subject to presently exercisable stock options.
(15) Includes 29,300 shares of Class A Common Stock subject to presently exercisable stock options.


There are no arrangements known to the Company, the operation of which may, at a subsequent date, result in a change in control of the Company.

                                 AGENDA ITEM ONE
                              ELECTION OF DIRECTORS

        The Board of Directors of the Company, pursuant to the Company's Bylaws, has set the number of directors to serve for the next year at seven, all of whom are to be elected at the Annual Meeting. Proxies received will be voted for all the nominees named below, unless authority to do so is withheld. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present Board of Directors. Management knows of no current circumstances which would render any nominee named herein unable to accept nomination or to serve if elected.

        Members of the Board of Directors are elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Directors will be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

        The following persons have been nominated by management for election to the Board of Directors:

        STEVE BOSTIC, age 56, has served as Chairman of the Board and Chief Executive Officer of the Company since its inception in July 1996. Since October 1996, Mr. Bostic has also served on the Governing Board of American InterContinental University ("AIU"), and since June 1997, Mr. Bostic has served as the President of AIU. Prior to founding the Company in 1996, from 1993 to 1996, Mr. Bostic was the Chairman of the Board of EduTrek Systems, Inc. and, from 1989 to 1993, Mr. Bostic was the Chairman of the Board of Delphi Technology, Inc., a company specializing in the scientific development and application of cognitive-based learning systems. Mr. Bostic was the principal owner and Chairman of American Photo Group, an operator of consumer photo processing labs, from 1981 to 1987. In addition, Mr. Bostic serves as a member of the Board of Trustees of Presbyterian College, the Dean's Advisory Council of the Indiana University School of Business and the Board of the School of Public Policy at Georgia Institute of Technology. Mr. Bostic has more than ten years of experience in the educational arena.

        PAUL D. BECKHAM, age 56, has served as a Director of the Company since June 1997. Since 1993, Mr. Beckham has been the co-owner, Chairman and Chief Executive Officer of Hope-Beckham, Inc., a public relations and business consulting firm in Atlanta, Georgia. From 1970 to 1993, Mr. Beckham served in various capacities with Turner Broadcasting System, Inc., including as the Senior Financial Officer and President of Turner Cable Sales, a subsidiary responsible for selling the company's programming to cable operators. Mr. Beckham is the chairman-elect of the Board of Trustees of Young Harris College and a member of the Sports Advisory Board of Georgia State University.

         FRED C. DAVISON, age 70, has served as a Director of the Company since June 1997 and has served on AIU's Governing Board since October 1996. Dr. Davison has a Ph.D. in biochemistry and pathology and has served as the President and Chief Executive Officer of the National Science Foundation, Augusta, Georgia since 1988. From July 1967 through June 1986, Dr. Davison served as the President of the University of Georgia. Dr. Davison is currently a member of the Board of Trustees of Presbyterian College as well as the Augusta Chamber of Commerce, the Southeastern Natural Science Academy and other civic organizations

        GAYLEN D. KEMP, age 47, has served as a Director of the Company since June 1997 and has served on AIU's Governing Board since October 1996. Ms. Kemp has been Of Counsel in the Atlanta, Georgia office of the law firm of Dow, Lohnes & Albertson since January 1996. From 1987 to December 1995, Ms. Kemp was a partner in the law office of Dow, Lohnes & Albertson practicing with a focus on mergers and divestitures, financial transactions and public and private securities offerings. Ms. Kemp was a member of the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia from 1989 to 1998 and served as Chairperson of the Section from 1993 to 1994. Ms. Kemp is currently a member of the Executive Committee of the Board of Directors of the Atlanta Legal Aid Society.

        J. ROBERT FITZGERALD, age 60, has served as a Director of the Company since October 1997. Mr. Fitzgerald retired as Vice President - Corporate Responsibility and Compliance with BellSouth Corporation in October 1996. Mr. Fitzgerald served in various capacities with BellSouth and its predecessors from 1970 to 1996. Since his retirement, Mr. Fitzgerald has been involved in numerous civic activities.

         RONALD P. HOGAN, age 59, has served as a Director of the Company since October 1997. Since August 1995, Mr. Hogan has served as President and Chief Executive Officer of Saint Joseph's Health System, Atlanta, Georgia. From April 1994 to August 1995, Mr. Hogan was an investment advisor with the Wilkinson Group, Atlanta, Georgia. Mr. Hogan worked for the Georgia Pacific Corporation for 27 years, retiring in 1992 from the position as their Vice Chairman.

        GERALD TELLEFSEN, age 61, has served as a Director of the Company since October 1997. Since 1984, Mr. Tellefsen has been Chief Executive Officer of the Tellefsen Consulting Group, Inc., a company based in New York City which serves as a consultant to the financial industry.


        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

COMMITTEES OF THE BOARD AND MEETINGS

        The Company's Board of Directors presently has the following standing committees:

        (A) The Audit Committee, currently composed of Ms. Kemp and Messrs. Beckham and Davison. The Audit Committee, which held three meetings during 1999, is responsible for reviewing the internal and external financial reporting of the Company, reviewing the scope of the independent audit and considering comments by the auditors regarding internal controls and accounting procedures and management's response to these comments.

        (B) The Compensation Committee, currently composed of Ms. Kemp and Messrs. Fitzgerald and Tellefsen. The Compensation Committee, which held six meetings during 1999, is responsible for reviewing and making recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Company.

        The Company does not have a Directors Nominating Committee, that function being reserved to the entire Board of Directors.

        During 1999, the Board of Directors held a total of six meetings and acted fourteen times by unanimous written consent. Each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and by the Committees of the Board on which he or she served during 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during fiscal 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with except that Ms. Garrison failed to timely file a Form 3 upon becoming an executive officer, Mr. Beckham failed to timely file a Form 4 with respect to two transactions and Messrs. Beckham, Davison, Hogan, Tellefsen, Fitzgerald and Ms. Kemp, failed to timely file a Form 5 to report an option grant.


                             EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the four next most highly compensated officers whose cash compensation during fiscal 1999 exceeded $100,000 (the "Named Executive Officers"), for (i) fiscal 1999, (ii) the 12-month period ended December 31, 1998 (shown because during calendar year 1998, but after the end of the fiscal year on May 31, 1998, the Company changed its fiscal year end from May 31 to December 31), and (iii) fiscal 1998, which ended May 31, 1998.

                           SUMMARY COMPENSATION TABLE



                                                                                              LONG-TERM
                                                                           ANNUAL            COMPENSATION
                                                                        COMPENSATION            AWARDS
                                                                  -----------------------    ------------

                                                                                              SECURITIES
                                                                                              UNDERLYING      ALL OTHER
     NAME AND PRINCIPAL POSITION             PERIOD               SALARY           BONUS        OPTIONS     COMPENSATION(1)
     ---------------------------             ------               ------           -----      ----------    ------------
Steve Bostic ......................     Fiscal 1999              $250,000              --           --              --
  Chairman and Chief                    12/31/97-12/31/98         250,007(2)           --           --              --
     Executive Officer                  Fiscal 1998               250,000              --           --              --

Rafael A. Lago* ...................     Fiscal 1999              $195,000              --        6,000        $  3,360
  President,                            12/31/97-12/31/98         195,000(3)           --           --              --
     London Campus                      Fiscal 1998               195,000              --           --              --

Barbara S. Butterfield(4) .........     Fiscal 1999              $175,000              --       10,000        $  3,360
  Senior Vice President,                12/31/97-12/31/98         135,007(5)     $ 25,000       16,000(6)           --
     Human Resources                    Fiscal 1998               124,439              --       16,000(6)           --

Daniel D. Moore(7) ................     Fiscal 1999              $152,565              --           --              --
  Chief Financial Officer               12/31/97-12/31/98          55,080              --       50,000              --
                                        Fiscal 1998                    --              --           --              --

Tina A. Garrison ..................     Fiscal 1999              $107,029              --       10,000        $  2,248
 Senior Vice President,                 12/31/97-12/31/98          69,967(8)           --        6,500(9)           --
 Campus Operations                      Fiscal 1998                52,350              --        6,500(9)           --

-------------------------------
*      Not an executive officer

(1) Represents matching contribution paid by the Company under the Company's profit sharing plan.
(2) Includes $104,167 of salary which is also included in the salary amount listed for fiscal 1998.
(3) Includes $81,250 of salary which is also included in the salary amount listed for fiscal 1998.
(4) Ms. Butterfield resigned as an officer of the Company effective December 31, 1999.
(5) Includes $56,250 of salary which is also included in the salary amount listed for fiscal 1998.
(6) Represents the same grant of options to purchase 16,000 shares granted on March 27, 1998.
(7) Mr. Moore resigned as an officer of the Company effective September 30, 1999.
(8) Includes $26,217 of salary which is also included in the salary amount listed for fiscal 1998.
(9) Represents the same grant of options to purchase 6,500 shares granted on March 27, 1998.

EMPLOYMENT AGREEMENT

     On November 3, 1999, David J. Horn became Chief Financial Officer of the Company pursuant to the terms of an Employment and Reimbursement Agreement among the Company, Mr. Horn and Tatum CFO Partners, LLP ("Tatum"). Tatum, of which Mr. Horn is a partner, provides personnel for the performance of chief financial officer services. The agreement provides that Mr. Horn, who is an employee of the Company, is to receive a salary of $12,152.78 per month and that Tatum is to receive a fee of $2,430.56 per month. Pursuant to the agreement, the Company granted Mr. Horn and Tatum options to purchase 37,500 and 12,500 shares, respectively, of the Company's Class A Common Stock at $1.00 per share. The options vest 25% per year over a four year period commencing on November 3, 1999 (the date of the grant). The agreement further provides that if Mr. Horn serves as the Company's Chief Financial Officer for 12 uninterrupted months, he and Tatum will receive another option grant of 37,500 and 12,500 shares, respectively, exercisable at the greater of $2.50 per share or the market price of the Company's Class A Common Stock on November 3, 2000. In the event of a change in control of the Company, all options issued pursuant to the agreement become immediately exercisable. The agreement entitles Mr. Horn to vacation consistent with the Company's policy for senior management but not to participation in the Company's retirement plan or any other benefit plan. The agreement may be terminated by the Company, Mr. Horn or Tatum on 30 days advance written notice.

OPTIONS

     The following table provides information regarding option grants in fiscal 1999 to the Named Executive Officers:


                          OPTION GRANTS IN FISCAL 1999


                                                   INDIVIDUAL GRANTS
                                   -------------------------------------------------
                                                  % OF TOTAL                             POTENTIAL REALIZABLE
                                   NUMBER OF        OPTIONS                                 VALUE AT ASSUMED
                                   SECURITIES     GRANTED TO                             ANNUAL RATES OF STOCK
                                   UNDERLYING    EMPLOYEES IN   EXERCISE                 PRICE APPRECIATION FOR
                                     OPTIONS        FISCAL      PRICE(2)  EXPIRATION        OPTION TERM (3)
           NAME                    GRANTED (#)      YEAR(1)    ($/SHARE)     DATE          5%            10%
------------------------------     -----------      -------    ---------  ----------    --------      --------
Steve Bostic .................           --           --            --           --           --            --
Rafael A. Lago ...............        6,000          1.5%         5.00     10/27/09     $(21,143)     $(15,897)
Barbara S. Butterfield .......       10,000          2.5          4.00      6/10/09       19,047        54,023
Daniel D. Moore ..............           --           --            --           --           --            --
Tina A. Garrison .............       10,000          2.5        1.9375      10/1/09       12,185        30,879

-------------------------------

(1) The Company granted options to purchase an aggregate of 403,700 shares to employees in the year ended December 31, 1999.
(2) Stock options generally granted with an exercise price equal to the fair market value of the Company's Class A Common Stock on the date of grant.
(3) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the Company's Class A Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Class A Common Stock.

     The following table presents information regarding stock options exercised by the Named Executive Officers during 1999 and the value of options outstanding at December 31, 1999.


                     AGGREGATED OPTION EXERCISES IN 1999 AND
                          FISCAL YEAR-END OPTION VALUES


                                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                         UNDERLYING UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                     SHARES ACQUIRED                          AT FISCAL YEAR-END            AT FISCAL YEAR-END
            NAME                      ON EXERCISE       VALUE REALIZED     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
---------------------------------    ---------------    --------------     -------------------------      -------------------------
Steve Bostic .................                --                --                       --                         $0/$0
Rafael A. Lago ...............                --                --             2,800/14,400                   $640/$1,920
Barbara S. Butterfield .......            12,200          $ 18,714                 26,000/0                         $0/$0
Daniel D. Moore ..............                --                --                      0/0                         $0/$0
Tina A. Garrison .............                --                --             4,000/15,300                     $160/$480


COMPENSATION OF DIRECTORS

         Non-management directors of the Company receive an annual retainer of $5,000 and are entitled to receive awards under the Company's 1997 Incentive Plan. Directors are not separately compensated for serving on the Committees of the Board of Directors and no director who is an officer or employee of the Company receives compensation for services rendered as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee currently consists of Gaylen D. Kemp, J. Robert Fitzgerald and Gerald Tellefsen. During 1999, none of such individuals engaged in transactions with the Company requiring disclosure.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On August 27, 1999, the Company borrowed $1.0 million from Steve Bostic, the Company's Chairman and Chief Executive Officer. The amount outstanding under the promissory note was convertible, at any time at the option of Mr. Bostic, into shares of the Company's Class B common stock at a price equal to the lower of $2.875 per share or the closing price of the Company's Class A common stock on the date of notice of such conversion. On December 2, 1999, Mr. Bostic gave notice of his conversion of the promissory note into the Company's Class B common stock. Based on the closing price of the Company's Class A common stock on December 2, 1999, the promissory note was converted into 1,066,667 shares of the Company's Class B common stock.

         Jeffrey K. Bostic and Steven A. Bostic, who are sons of Steve Bostic, the Company's Chairman and Chief Executive Officer, formerly served as Vice President of Enrollment Management and Regional Vice President, respectively, of the Company. Effective May 31, 1999, Jeffrey K. Bostic and Steven A. Bostic resigned all positions with the Company. Pursuant to their employment contracts, Jeffrey K. Bostic and Steven A. Bostic were each entitled to receive severance payments from the Company following their resignation. During fiscal 1999, the Company made severance payments to Jeffrey K. Bostic in the amount of $77,000 and to Steven A. Bostic in the amount of $62,534. Severance obligations have continued into and will expire in fiscal 2000. Effective May 1, 2000, Jeffrey K. Bostic rejoined the Company as Vice President of Enrollment Management.

         It is the policy of the Company not to enter into any transaction with a related party, without the approval of a majority of disinterested directors.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Report of the Compensation Committee of the Board of Directors on Executive Compensation and the Shareholder Return Performance Graph shall not be incorporated by reference into any such filings.

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         In accordance with the proxy statement rules of the Securities and Exchange Commission, the Compensation Committee of the Board of Directors of the Company offers the following report regarding compensation policies for executive officers and the Chief Executive Officer of the Company, and information with respect to compensation paid to such persons during the last fiscal year.

         The Compensation Committee of the Board of Directors is composed of three non-employee directors of the Company. It is the Committee's responsibility to make decisions or develop recommendations for the Board of Directors regarding the salaries, bonuses and other compensation of the chief executive and other executive officers of the Company and to administer, along with the Board of Directors, the Company's incentive plan through which executives may receive long-term incentive compensation.

         The Compensation Committee utilizes the following compensation principles to link the individual compensation elements into an integrated compensation strategy: a compensation structure that has a direct relationship between pay levels and corporate performance and returns to shareholders with the goal of aligning the executives with the interests and concerns of shareholders; competitive pay levels payable to the Company's executives, evaluated within industry and peer companies, that create proper incentives to enhance shareholder value; and reward superior competency and performance.

         The Company's executive compensation program generally consists of base salary and annual incentive compensation and long-term equity incentives in the form of stock options. Base salaries for executive officers are reviewed annually. To align executive officers' interests more closely with the interests of the shareholders of the Company, the Company's long-term compensation program emphasizes the grant of stock options exercisable for shares of the Company's Class A Common Stock. The amount of such awards, if any, is determined one or more times each year by the Compensation Committee and/or the Board of Directors. In making such awards, the Board or Committee may take into account various factors in determining the size of stock option grants, including the need to attract and retain individuals who will provide valuable service to the Company.

         The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining any other elements of the Company's compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

         At least annually, the Compensation Committee reviews salary recommendations for the Company's executives and then approves such recommendations, with any modifications it has deemed appropriate. The annual salary recommendations are based on evaluations of the individual executive's past and expected future performance. Similarly, the Compensation Committee fixes the base salary of the Chief Executive Officer based on a review of competitive compensation data, the Chief Executive Officer's overall compensation package, and the Compensation Committee's assessment of his past performance and its expectation as to his future performance in leading the Company. The Compensation Committee believes that, generally, such salaries have been commensurate with those paid to executives with comparable qualifications, experience and responsibilities at other similarly situated companies.

         No bonuses were paid to executive officers in fiscal 1999. Future bonuses will be determined based upon an evaluation of such factors as individual performance, increases in the Company's revenue, net income, net income per share and market penetration, as well as improvements in operating efficiencies. The Compensation Committee applies similar criteria in setting the amount of annual bonus, if any, earned by the Chief Executive Officer.

         Stock options represent a substantial portion of compensation for the Company's executive officers, other than the Chief Executive Officer. Outstanding stock options have been granted at the prevailing market price on the date of grant. Generally, grants vest in equal amounts over a period of five years (although certain grants may vest either immediately or over a shorter period) and executives generally must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with the Company and an evaluation of the executive's past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of the Company's shareholders, since the ultimate value of such compensation is linked directly to stock price.

         For the last completed fiscal year, the compensation of Steve Bostic, the Company's President and Chief Executive Officer, was set by the Compensation Committee at $250,000, plus a bonus to be determined in the discretion of the Board of Directors. The Board of Directors elected not to grant a bonus to Mr. Bostic.

         In approving the compensation paid to Mr. Bostic, the Compensation Committee considered the following factors:

         (i) the reasonableness of Mr. Bostic's salary in amount relative to the chief executive officers of similarly placed public companies; and

         (ii) the fact that Mr. Bostic was already amply incentivised to have the Company perform well by virtue of his ownership of a substantial percentage of the Common Stock of the Company.

         With respect to the other executive officers of the Company, the Compensation Committee considered the compensation levels to be commensurate with those of similarly positioned executives in similar companies.

         The Compensation Committee evaluates the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

Gaylen D. Kemp, Chair         J. Robert Fitzgerald              Gerald Tellefsen

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Class A Common Stock against the cumulative total return of the Nasdaq Market Index and an index of peer companies selected by the Company on the basis of having similar business formats as the Company (the "Education Peer Group") for the approximately two year period commencing with the Company's initial public offering in September 1997 through December 31, 1999. The Education Peer Group is composed of the following companies: Apollo Group, Inc., Computer Learning Systems, Inc., DeVry, Inc., Education Management Corp., Quest Educational Corp., ITT Educational Services, Inc., Strayer Education, Inc. and Sylvan Learning Systems, Inc. In developing the Education Peer Group index, the returns of all the companies in such index were weighted according to stock market capitalization at the beginning of the period. The graph assumes that the value of the investment in the Company's Class A Common Stock and each index was $100 on September 23, 1997 and that all dividends paid by the companies in each index were reinvested.



                                     [GRAPH]




                                  September 23,   December 31,   December 31,   December 31,
                                      1997           1997           1998           1999
                                  -------------   ------------   ------------   ------------
EduTrek International, Inc. ...     $ 100.00       $ 185.71       $  41.07       $   9.86
Nasdaq Market Index ...........     $ 100.00       $  93.70       $ 132.15       $ 233.08
Education Peer Group ..........     $ 100.00       $ 113.26       $ 140.35       $  77.68

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Deloitte & Touche LLP served as the independent auditors of the Company for the fiscal year ended December 31, 1999 and has been appointed by the Board of Directors to continue in that capacity in fiscal 2000. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.


              ANNUAL REPORT TO SHAREHOLDERS AND REPORT ON FORM 10-K

         Additional information concerning the Company, including financial statements of the Company, is provided in the Company's 1999 Annual Report to Shareholders that accompanies this proxy statement. The Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, is separately available to shareholders who make a written request therefor to Mr. David J. Horn, at the offices of the Company, 6600 Peachtree-Dunwoody Road, Embassy Row 500, Atlanta, Georgia 30328. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request and payment of the Company's expenses in furnishing such documents.


                              SHAREHOLDER PROPOSALS

         Any proposal of shareholders intended to be presented at next year's Annual Meeting must be received at the principal executive offices of the Company not later than February 3, 2001, directed to the attention of the Corporate Secretary, in order to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Proxies solicited by the Company for the 2001 Annual Meeting may confer discretionary authority to vote on proposals submitted after April 19, 2001 without a description of them in the proxy materials for that meeting. Any shareholder proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission and the Company's bylaws. A copy of the Company's bylaws may be obtained by writing to the Corporate Secretary.


                                  OTHER MATTERS

         Management does not know of any matters to be brought before the meeting other than those referred to above. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

                                             By Order of the Board of Directors


                                             /s/ David J. Horn


                                             David J. Horn
                                             Secretary
Atlanta, Georgia
June 2, 2000

                          EDUTREK INTERNATIONAL, INC.
                          6600 PEACHTREE-DUNWOODY ROAD
                                EMBASSY ROW 500
                             ATLANTA, GEORGIA 30328
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS.

    The undersigned hereby appoints Steve Bostic and David J. Horn, or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of EDUTREK INTERNATIONAL, INC. to be held on Friday, June 23, 2000 at 10:00 a.m. at the Company's offices, 6600 Peachtree-Dunwoody Road, Embassy Row 500, Atlanta, Georgia, and any adjournment or postponement thereof:

    1. To elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors are elected and have qualified.

       [ ]  FOR all nominees listed below                               [ ]  WITHHOLD AUTHORITY to vote for all
         (except as marked to the contrary                                nominees listed below
below)

        STEVE BOSTIC, PAUL D. BECKHAM, FRED C. DAVISON, GAYLEN D. KEMP,
            J. ROBERT FITZGERALD, RONALD P. HOGAN, GERALD TELLEFSEN

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THE
                  NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

    2. To vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting.

                    (continued and to be signed on reverse)

                          (continued from other side)

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                                  Please date and sign this
                                                  Proxy exactly as name(s)
                                                  appears on the mailing label.

                                                  ------------------------------

                                                  ------------------------------

                                                  Print Name(s):
      --------------------------------------------------------------------------

                                                  NOTE: When signing as an
                                                  attorney, trustee, executor,
                                                  administrator or guardian,
                                                  please give your title as
                                                  such. If a corporation or
                                                  partnership, give full name by
                                                  authorized officer. In the
                                                  case of joint tenants, each
                                                  joint owner must sign.

                                                  Dated:
                                                  ------------------------------